Exhibit 99.1

FORTE BIOSCIENCES, INC.

Audited Financial Statements

For the years ended December 31, 2019 and December 31, 2018

FORTE BIOSCIENCES, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	FBRX-2
Balance Sheets as of December 31, 2019 and 2018	FBRX-3
Statements of Operations for the years ended December 31, 2019 and December 31, 2018	FBRX-4
Statements of Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2019 and December 31, 2018	FBRX-5
Statements of Cash Flows for the years ended December 31, 2019 and December 31, 2018	FBRX-6
Notes to Financial Statements	FBRX-7

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Forte Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Forte Biosciences, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 24, 2020

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FORTE BIOSCIENCES, INC.

BALANCE SHEETS

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$6,938,778	$5,015,634
Prepaid expenses and other current assets	567,422	56,045

Total current assets	7,506,200	5,071,679

Property and equipment, net	150,601	—

Total assets	$7,656,801	$5,071,679

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,568,734	$78,379
Accrued liabilities	343,216	71,251

Total current liabilities	1,911,950	149,630

Commitments and contingencies (Note 4)
Series A Convertible Preferred Stock, $0.0001 par value; 15,072,819 shares authorized as of December 31, 2019 and 2018; 15,072,814 and 8,247,354 shares issued and outstanding as of December 31, 2019 and 2018, respectively; aggregate liquidation preference of $10,820,773 and $5,920,775 as of December 31, 2019 and 2018, respectively	10,514,638	5,658,977
Stockholders’ deficit:
Common stock, $0.0001 par value: 28,858,687 shares authorized as of December 31, 2019 and 2018; 10,000,000 shares issued and outstanding at December 31, 2019 and 2018	1,000	1,000
Additional paid-in capital	199,710	164,000
Accumulated deficit	(4,970,497)	(901,928)

Stockholders’ deficit:	(4,769,787)	(736,928)

Total liabilities, convertible preferred stock and stockholders’ deficit	$7,656,801	$5,071,679

The accompanying notes are an integral part of these financial statements.

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FORTE BIOSCIENCES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating expenses:
Research and development	$2,683,930	$422,602
General and administrative	1,380,306	265,680

Total operating expenses	4,064,236	688,282

Loss from operations	(4,064,236)	(688,282)
Other income (expense):
Interest income (expense)	2,520	(173,380)
Other expenses	(6,853)	—

Net loss	$(4,068,569)	$(861,662)

Per share information:
Net loss per share — basic and diluted	$(0.41)	$(0.10)
Weighted average shares outstanding, basic and diluted	10,000,000	8,958,904

The accompanying notes are an integral part of these financial statements.

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FORTE BIOSCIENCES, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — December 31, 2017	—	$—	—	$—	$—	$(40,266)	$(40,266)
Issuance of common stock to founder	—	—	10,000,000	1,000	—	—	1,000
Issuance of Series A convertible preferred stock, conversion of notes payable	1,143,303	656,623	—	—	—	—	—
Issuance of Series A convertible preferred stock, net of issuance cost of $ 97,645	7,104,051	5,002,354	—	—	—	—	—
Beneficial conversion feature on conversion of notes payable	—	—	—	—	164,000	—	164,000
Net loss	—	—	—	—	—	(861,662)	(861,662)

Balance — December 31, 2018	8,247,354	5,658,977	10,000,000	1,000	164,000	(901,928)	(736,928)
Issuance of Series A convertible preferred stock, net of issuance cost of $ 44,337	6,825,460	4,855,661	—	—	—	—	—
Stock based compensation	—	—	—	—	35,710	—	35,710
Net loss	—	—	—	—	—	(4,068,569)	(4,068,569)

Balance — December 31, 2019	15,072,814	$10,514,638	10,000,000	$1,000	$199,710	$(4,970,497)	$(4,769,787)

The accompanying notes are an integral part of these financial statements.

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FORTE BIOSCIENCES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	Year Ended December 31, 2018
Cash flows from operating activities:
Net loss	$(4,068,569)	$(861,662)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10,996	—
Stock based compensation expense	35,710	—
Beneficial conversion feature on conversion of notes payable	—	164,000
Accrued interest converted to Series A preferred	—	6,623
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	2,873	(56,045)
Accounts payable	976,105	57,709
Accrued liabilities	271,965	71,251

Net cash used in operating activities	(2,770,920)	(618,124)

Cash flows from investing activities:
Purchase of property and equipment	(161,597)	—

Net cash used in investing activities	(161,597)	—

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	630,104
Proceeds from issuance of convertible preferred stock, net of issuance costs	4,855,661	5,002,354
Proceeds from issuance of common stock	—	1,000

Net cash provided by financing activities	4,855,661	5,633,458

Net increase in cash	1,923,144	5,015,334
Cash — beginning of period	5,015,634	300

Cash — end of period	$6,938,778	$5,015,634

Non-cash investing and financing activities:
Issuance of preferred stock for conversion of notes payable and accrued interest	$—	$656,623

Conversion of accounts payable into note payable	$—	$19,896

The accompanying notes are an integral part of these financial statements.

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FORTE BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Description of Business

Forte Biosciences, Inc., or the “Company” is a Delaware Corporation, incorporated under the laws of the State of Delaware on May 3, 2017. The Company’s principal executive office is located in Torrance, California. The Company is developing a new topical therapeutic treatment for the treatment of atopic dermatitis.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. For the year ended December 31, 2019, the Company incurred a net loss of $4,068,569, and used $2,770,920 of cash for operating activities in the year ended December 31, 2019. As of December 31, 2019, the Company had cash on hand of $6,938,778.

Management expects to continue to incur additional substantial losses in the foreseeable future as a result of the Company’s research and development activities. However, the Company believes that its existing cash on hand as of December 31, 2019, will provide sufficient funds to enable it to meet its obligations for twelve months from the issuance of these financial statements. Future operations beyond 2020 will be reliant on additional equity or financing arrangements. There can be no assurances that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its research programs and/or limit or cease its operations.

Because of the numerous risks and uncertainties associated with pharmaceutical development, the Company is unable to predict the timing or amount of increased expenses or when or if it will start to generate revenues. Even if the Company is able to generate revenues, it may not be able to achieve or maintain profitability. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and be forced to reduce its operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States as found in the Accounting Standards Codification and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of the Company’s financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. Significant management estimates that affect the reported amounts of assets and liabilities include useful lives of property and equipment, stock-based compensation and deferred tax assets. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

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Segment Information

The Company’s chief executive officer is the chief operating decision maker (CODM). The CODM reviews financial information presented on a basis. Resource allocation decisions are made by the CODM based on results. There are no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels or components below the unit level. As such, the Company has concluded that there is one operating and reportable segment.

Cash

Cash includes deposits with commercial banks.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement, or sale of an asset, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Estimated useful lives for property and equipment are as follows:

Estimated Useful Lives
Manufacturing equipment	3 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets or the asset groups are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the estimated discounted future net cash flows arising from the assets or asset groups. No impairment losses on long-lived assets have been recorded through December 31, 2019.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and benefits, contract services, and other outside costs. The value of goods and services received from contract research organizations and contract manufacturing organizations in the reporting period are estimated based on the level of services performed, and progress in the period in cases when the Company has not received an invoice from the supplier.

Patent Costs

Costs to secure, defend and maintain patents are expensed as incurred, and are classified as general and administrative expenses due to the uncertainty of future benefits.

Income (Loss) Per Share

Basic per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted per share data is computed by dividing net income or loss applicable to common stockholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding as calculated

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using the treasury stock method. Potential common shares comprise of the Company’s outstanding but unexercised options.

The number of stock options excluded from the diluted loss per share calculation for the year ended December 31, 2019 and 2018 presented because their effect would be anti-dilutive was 2,450,000 and 2,450,000, respectively.

Stock-Based Compensation

The Company issues stock-based awards to employees and non-employees, generally in the form of stock options. The Company accounts for stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718). As of January 1, 2019, the Company adopted the guidance in Accounting Standards Update (“ASU”) 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. Subsequent to adoption of ASU 2018-07, non-employee awards are no longer required to be remeasured at each financial period; instead they are measured on the grant date and fair value of the awards are recognized on a straight-line basis over the requisite service period. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements. Prior to adoption of ASU 2018-07, the fair value of the non-employees’ awards were subject to re-measurement at each reporting date until the vesting date in accordance with ASC 505-50, Equity-Based Payments to Non-Employees.

The Company measures compensation cost for all equity awards for employees at their grant-date fair value and recognizes compensation expense over the requisite service period, which is generally the vesting period, on a straight-line basis. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model, which requires management to make assumptions with respect to the fair value of the Company’s common stock on the grant date, including the expected term of the award, the expected volatility of the Company’s common stock, calculated based on a period of time generally commensurate with the expected term of the award, risk-free interest rates and expected dividend yields of the Company’s common stock. The fair value of the shares of common stock underlying the Company’s stock-based awards was determined on the grant date by the Company’s Board of Directors based on a valuation estimate from management considering most recently available independent third-party valuation of the Company’s common stock. The Company’s Board of Directors also assessed and considered, with input from management, additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the grant date. Stock-based compensation expense for an award with a performance condition is recognized when the achievement of such performance condition is determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed. The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified.

Series A Convertible Preferred Stock

The Company records all convertible preferred stock at their respective transaction prices on the dates of issuance less issuance costs. Series A convertible preferred stock is classified as temporary equity and excluded from stockholders’ equity as the potential redemption, in the event of a deemed liquidation event, is outside the Company’s control.

Income Taxes

The Company uses an asset and liability approach to account for income taxes. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to be in effect for the years in which differences are expected to reverse.

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Valuation allowances are provided when the expected realization of deferred tax assets does not meet a “more likely than not” criterion. The Company makes estimates and judgments about its future taxable income that are based on assumptions that are consistent with its plans and estimates. Should the actual amounts differ from those estimates, the amount of the valuation allowance could be materially impacted. Changes in these estimates may result in significant increases or decreases to the Company’s tax provision in a period in which such estimates are changed, which in turn would affect net income or loss.

The Company recognizes tax benefits from uncertain tax positions if it believes the position is more likely than not to be sustained on examination by the taxing authorities based on the technical merits of the position. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of any reserves for tax positions that are not more likely than not to be sustained, as well as the related net interest and penalties.

Comprehensive Loss

Comprehensive loss includes net loss and other comprehensive income (loss) for the period. The Company did not have other comprehensive income (loss) items such as unrealized gains and losses. For the years ended December 31, 2019 and 2018, the comprehensive loss was equal to the net loss.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASC 842”), which supersedes all existing lease guidance. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. The new standard requires lessees to recognize an operating lease with a term greater than one year on their balance sheets as a right-of-use asset and corresponding lease liability, measured at the present value of the lease payments. Lessees are required to classify leases as either finance or operating leases. If the lease is effectively a financed-purchase by the lessee, it is classified as a financing lease, otherwise it is classified as an operating lease. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. ASC 842 provides accounting guidance for transactions that meet specific criteria for a leaseback transaction. If the criteria are not met, the transaction is considered a “failed sale” and the transaction must be accounted for as a financing arrangement. The new standard was effective for the Company as of January 1, 2019. Upon adoption, lessees must apply a modified retrospective transition approach for leases existing at, or entered after, the beginning of the earliest comparative period presented in the financial statements. Adoption of this new guidance did not have an impact on the Company’s financial position and results of operations.

In June 2018, the FASB issued ASU 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The guidance is effective for the Company for fiscal years beginning after December 15, 2018. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company early adopted the guidance as of January 1, 2019, which did not have a material impact on the Company’s financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows Topic 230: Restricted Cash, which requires the statement of cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. When cash, cash

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equivalents, restricted cash and restricted cash equivalents are presented in more than one-line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. The new standard was effective for the Company on January 1, 2019. The adoption of this standard did not have an impact on the Company’s statement of cash flow presentation and disclosure.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s its financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. This update is effective for the Company as of January 1, 2020. The Company believes the adoption will modify the way the Company analyzes financial instruments, but it does not anticipate a material impact on its financial position or results of operations.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“ASC 820”). The new guidance removes, modifies and adds to certain disclosure requirements on fair value measurements in ASC 820. This new guidance will be effective for the Company as of January 1, 2020, and the Company does not anticipate the adoption will have a material impact on its financial position or results of operations.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“ASC 740”), which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance is effective for calendar-year public business entities in 2021 and interim periods within that year. For all other calendar-year entities, it is effective for annual periods beginning in 2022 and interim periods in 2023. Early adoption is permitted. The Company does not expect adoption of this new guidance will have a material impact on its financial position or results of operations.

3. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets, as of December 31, 2019 and 2018 consist of the following:

	As of December 31, 2019	As of December 31, 2018
Prepaid manufacturing expenses	$514,250	$—
Other	53,172	56,045

Total Prepaid Expenses	$567,422	$56,045

Prepaid Manufacturing Expenses

Prepaid manufacturing expenses include raw materials, slot reservation fees and other amounts paid to contract manufacturing organizations.

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Accrued Liabilities

Accrued liabilities, as of December 31, 2019 and 2018 consists of the following:

	As of December 31, 2019	As of December 31, 2018
Legal and professional fees	$140,688	$43,414
Compensation	175,000	—
Professional fees	27,528	27,837

Total Accrued Liabilities	$343,216	$71,251

4. Commitments and Contingencies

Concentrations of Credit Risk

Bank accounts in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company’s primary operating accounts significantly exceed the FDIC limits.

Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors, and employees for certain events, occurrences while the officer, or director is, or was, serving at the Company’s request in such capacity.

License to Patented Technology

In December 2017, the Company entered into an exclusive license agreement with the Department of Health and Human Services (“DHHS”). Under the agreement, the DHHS granted the Company an exclusive, sublicensable, worldwide license to certain patent rights under which Forte may develop and commercialize pharmaceutical and biological compositions comprising Gram-negative bacteria for the topical treatment of dermatological diseases and conditions (the “DHHS License”). Under the DHHS License, the Company is obligated to meet certain development benchmarks within certain time periods. If the Company is unable to meet any of these development benchmarks, the DHHS could terminate the license. In addition, the DHHS may terminate or modify the DHHS License in the event of a material breach or upon certain insolvency events that remain uncured following the date that is 90 days following written notice of such material breach or insolvency event. The DHHS also has the right to require the Company to grant mandatory sublicenses to the patent rights licensed from the DHHS to product candidates covered by other DHHS licenses under certain specified circumstances, including if it is necessary to meet health and safety needs that the Company is not reasonably satisfying or if necessary to meet requirements for public use specified by federal regulations, which the Company is not reasonably satisfying.

Under the DHHS License, the Company is obligated to pay the DHHS a minimum annual payment of $20,000 and is required to reimburse the DHHS for certain patent-related expenses. In addition, Forte may also be obligated to make milestone payments to the DHHS aggregating up to $105.5 million based on achieving specified development, regulatory and commercial milestones for the first licensed product. Such development milestone payments are the completion of patient enrollment in a phase 3 clinical trial and the completion of a phase 3 clinical trial demonstrating statistically significant efficacy benefit. The regulatory milestones are the receipt of the first FDA approval and the first non-USA regulatory agency approval. The commercial milestones are the first $100.0 million of annual net sales, the first $500.0 million of annual net sales, and the first $1,000.0 million of annual net sales. In addition, to the extent licensed products are approved for commercial sale, the Company is also obligated to pay the DHHS royalties within the range of 10% to 15% based on net sales of licensed products sold by the Company and if applicable, its sublicensees.

No milestones have been achieved as of December 31, 2019. The Company paid $20,000 and $31,150 in minimum royalty payments for the year ended December 31, 2019 and December 31, 2018, respectively. In addition, the Company paid $1,396 and $19,069 in reimbursed patent prosecution costs pursuant to this license for the year ended December 31, 2019 and December 31, 2018, respectively.

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Lease Agreement

In April 2019, the Company entered into a lease agreement for certain office and laboratory space in Torrance, CA. The lease agreement is cancellable by the Company at any time with 30 day notice. The Company recorded total rent expenses of $17,800 for the year ended December 31 2019.

5. Convertible Notes

Between August 2018 and November 2018, the Company issued $650,000 in convertible notes at five percent (5%) interest due in August 2020 (the “Notes”) for cash proceeds of $450,000 and $200,000 in converted liabilities from the Company’s chief executive officer (See Note 9). In the event of a qualified financing, as defined in the agreement, the outstanding principal amount of the notes and all accrued interest would automatically convert into shares of preferred stock issued in such financing at 80% of the price per share paid by the other investors. On November 27, 2018 in conjunction with the Series A financing (see Note 6), the qualified financing occurred and total principal and accrued interest of approximately $657,000 was converted into 1,143,303 shares of Series A Convertible Preferred Stock. Additionally, the Company recorded interest expense of $164,000 related to the beneficial conversion feature, which represents the discount realized by the holders of the convertible notes upon the conversion.

6. Equity

On May 3, 2017, the Corporation was incorporated with 1,500 shares of common stock authorized. On November 27, 2018, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation resulting in 28,858,687 shares of common stock and 15,072,819 shares of Series A convertible preferred stock being authorized.

Series A Convertible Preferred Stock

On November 27, 2018, the Company entered into a preferred stock purchase agreement which authorized the sale and issuance of up to 8,247,354 shares of preferred stock. The Company issued 7,104,051 shares at $0.7179 per share for net proceeds of $5,002,354 and 1,143,303 shares for the conversion of $656,623 in convertible notes and interest. In addition, on January 2, 2019, the Company completed a second round of the Series A preferred stock financing and issued 6,825,460 shares at $0.7179 per share for net proceeds of $4,855,661.

The holders of the convertible preferred stock have the following rights:

Voting Rights

The holders of convertible preferred stock are entitled to vote on all matters and have the number of votes equal to the number of shares of common stock into which the shares of convertible preferred stock are convertible. Certain directors comprising the Board of Directors shall be elected by majority vote of the holders of convertible preferred stock. A majority vote of the holders of convertible preferred stock is required to liquidate or dissolve the Company, amend the Certificate of Incorporation or Bylaws, reclassify common stock or establish another class of capital stock, create shares that would rank senior to or authorize additional shares of convertible preferred stock, declare a dividend or make a distribution, change the authorized number of directors constituting the Board of Directors, or establish a new employee stock option plan.

Dividends

The holders of the outstanding shares of Series A convertible preferred stock are entitled to first receive, when and if declared by the Board of Directors, a non-cumulative dividend of eight percent (8%) of the Series A original issue price, prior to any dividends being paid to the common stockholders. No dividends have been declared as of December 31, 2019.

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Conversion

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid shares as determined by dividing the original Series A issue price of $0.7179 by the Series A Conversion Price, which is initially $0.7179, with certain possible adjustments as defined in the Company’s revised Articles of Incorporation.

Liquidation Preference

The holders of the Series A convertible preferred stock have preferences in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, as defined in the Restated Certificate of Incorporation. The holders of Series A Preferred Stock shall be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of common stock, in an amount per share equal to $0.7179 plus any dividends declared but unpaid. In the event the assets of the Company are insufficient to pay the holders of Series A Preferred Stock the full amount to which they are due, the holders of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable.

In addition, the Series A Convertible Preferred Stock can be redeemed upon certain liquidation events that are outside of the Company’s control.

Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of convertible preferred stock as summarized above.

Voting

The holders of common stock are entitled to one vote for each share of common stock held at the meeting of stockholders. Holders of common stock are not entitled to vote on any amendment of the Company’s Certificate of Incorporation that relates to solely to the terms of preferred stock, either separately or as a class.

7. Stock-Based Compensation

Equity Plans

In December 2018, the Company adopted the 2018 Equity Incentive Plan (the “2018 Incentive Plan”). The number of stock-based awards initially reserved for issuance under the 2018 Incentive Plan was 2,785,868. The terms and conditions of stock-based awards are defined at the sole discretion of the Company’s Board of Directors. The Company issues service-based awards, vesting over a defined period of service, and performance-based awards, vesting upon achievement of defined conditions. Service-based awards generally vest over a four-year period, with the first 25% of such awards vesting following twelve months of continued employment or service and the remaining awards vesting monthly in equal installments over the following thirty-six months. Stock options granted under the 2018 Incentive Plan expire ten years from the date of grant and the exercise price must be at least equal to the fair market value of common stock on the grant date.

At December 31, 2019, there were 335,868 shares available for future issuance under the 2018 Incentive Plan.

Options

The risk-free interest rate assumption for options is based on the U.S. Treasury yield curve rate at the date of grant with a maturity approximating the expected term of the option. The expected term assumption for options granted to employees is determined using the simplified method that represents the average of the contractual

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term of the option and the weighted average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. For non-employee options, the contractual term of the option issued is used as the expected term prior to adoption of ASU 2018-07. Subsequent to the adoptions of ASU 2018-07, the Company elected to use the simplified method to determine the expected term of the options. Assumptions as to expected volatility for the Company’s common stock are based on estimates from the historical volatility of a peer group of public companies that the Company believes are similar in nature to us. The historical volatility is generally calculated based on a period of time commensurate with the expected term assumption. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The fair value per share is determined by the Company’s Board of Directors, as of the date of each grant based on the independent third-party valuations, taking into consideration various objective and subjective factors.

The underlying weighted-average assumptions used to value employee and non-employee stock options granted during 2018 using the Black-Scholes option-pricing were as follows. The weighted average grand date fair value of:

For the year ended December 31, 2018
Fair value of common stock	$0.18
Risk-free interest rate	2.70%
Dividend yield	0.00%
Expected term of options (years)	6.08
Volatility	70.0%

There were no stock options granted during 2019.

Stock-Based Compensation Expense

Stock-based compensation expenses included in the Company’s statement of operations for the year ended December 31, 2019 were:

For the year ended December 31, 2019
Research and development	$6,770
General and administrative	28,940

$35,710

The Company did not recognize stock-based compensation expense in 2018 because it was immaterial.

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As of December 31, 2019, there was unrecognized stock-based compensation expense of $249,000, which is expected to be recognized over a weighted-average period of 2.3 years. The table below summarizes the stock option activity under the 2018 Incentive Plan:

	Number of Shares Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balances at December 31, 2017	—	$—	—
Granted	2,450,000	0.18	9.9
Exercised	—	—
Cancelled/Forfeited	—	—

Balances at December 31, 2018	2,450,000	$0.18	9.9

Granted	—	—
Exercised	—	—
Cancelled/Forfeited	—	—

Balances at December 31, 2019	2,450,000	$0.18	9.0	$175,750

Vested and expected to vest at December 31, 2019	2,450,000	$0.18	9.0	$175,750

Exercisable at December 31, 2019	259,895	$0.17	9.0	$19,875

The aggregate intrinsic value of options at December 31, 2019 is based on the Company’s estimated fair value of the stock price on that date of $0.25 per share.

8. Income Taxes

The Company did not record a provision for or benefit from income taxes for the years ended December 31, 2019 and 2018.

The reconciliations of income tax attributable to loss before the provision for income taxes at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 2019 and 2018 are as follows:

	December 31, 2019		December 31, 2018
Income tax expense (benefit) at federal statutory rate	$(854,399)	21%	$(177,084)	21%
Increase/(decrease) in tax resulting from:
State income taxes	(283,839)	7%	(58,890)	7%
Change in valuation allowance	1,145,234	28%	232,188	28%
Tax rate change	—		3,786	0%
Other	(6,996)	0%	—

Total	$—	0%	$—	0%

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The primary components of temporary differences which give rise to the Company’s net deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018
Assets:
Accrual to cash adjustment	$401,899	$—
Startup costs	478,886	—
Depreciation	3,281	—
Net operating loss	597,100	243,786

Total noncurrent deferred tax assets	1,481,166	243,786
Liabilities:
State taxes	(92,146)	—

Total noncurrent deferred tax liabilities	(92,146)	—
Valuation allowance	(1,389,020)	(243,786)

Net deferred tax assets after valuation allowance	$—	$—

In determining the need for a valuation allowance, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Based on the review of all positive and negative evidence, including a historical cumulative pre-tax loss, the Company determined that a full valuation allowance should be recorded against all U.S. deferred tax assets at December 31, 2019 and 2018.

The gross federal and state net operating loss carryforwards of $2,001,002 and $2,001,002, respectively, begin to expire in 2038 and 2039, respectively. Of the $2,001,002 of federal net operating loss carryforwards, $11,151 was generated before January 1, 2018 and is subject to the 20-year carryforward period (“Pre-Tax Act losses”). The remaining $1,989,851 (“Post-Tax Act losses”) can be carried forward indefinitely but is subject to the 80% taxable income limitation. The Pre-Tax Act U.S. federal and state net operating loss carryforwards will expire in varying amounts through 2039. Utilization of the net operating loss and tax credit carryforwards may become subject to annual limitations due to ownership change limitations that could occur in the future as provided by Section 382 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as well as similar state provisions. These ownership changes may limit the amount of the net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income.

Any uncertain tax positions would be related to tax years that remain open and subject to examination by the relevant tax authorities. The Company has no liabilities related to uncertain tax positions or unrecognized benefits as of the year end December 31, 2019 and 2018. The Company has not accrued for interest or penalties associated with unrecognized tax liabilities. The Company anticipates that there will be no material changes to the unrecognized tax benefit associated with uncertain tax positions over the next twelve months.

The Company is subject to U.S. federal income tax, as well as, income tax of multiple state tax jurisdictions. The Company is subject to U.S federal income tax and state income tax examination from 2017 onward.

9. Related Party Transactions

As discussed in Note 5, the Company issued $650,000 in convertible notes in 2018. The Company’s founder and chief executive officer, Dr. Paul Wagner, paid expenses on behalf of the Company in 2018 and 2017 in the amounts of $69,202 and $19,896, respectively. Dr. Wagner loaned an additional $110,902 to the Company prior to the issuance of the Notes (Note 5) in August 2018. These amounts were treated as liabilities to Dr. Wagner and were converted into convertible notes payable in August 2018, with the same terms as the terms given to other noteholders. In November 2018, Dr. Wagner loaned the Company an additional $100,000 which amount was

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recorded as an additional convertible note payable, with the same terms. Dr. Wagner’s total loan to the Company of $300,000 was converted to preferred stock in November 2018 in the Series A preferred stock financing. Dr. Paul Wagner received 526,864 shares of preferred stock in exchange for his $300,000 notes and accrued interest.

10. Subsequent Events

On February 19, 2020, the Company and Tocagen Inc. (“Tocagen”), a publicly traded biotechnology company entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”), which included the proposed business combination (“Merger”) of the Company and a wholly owned subsidiary of Tocagen, with the Company as the surviving company, subject to shareholder approval.

The proposed Merger is structured as a stock-for-stock transaction whereby all of the Company’s outstanding shares of common stock and securities convertible into or exercisable for the Company’s common stock will be converted into the right to receive Tocagen common stock and securities convertible into or exercisable for Tocagen common stock. Under the exchange ratio formula in the Merger Agreement, the former equityholders of the Company immediately before the Merger are expected to own approximately 76.7% of the outstanding capital stock of the combined company, and the equityholders of Tocagen immediately before the Merger are expected to own approximately 23.3% of the outstanding capital stock of the combined company, on a fully diluted basis using the treasury stock method subject to certain assumptions. The Company anticipates that the Merger will close in the second quarter of 2020.

On February 19, 2020, the Company entered into certain Share Purchase Agreements with certain investors pursuant to which the Company issued 13,055,999 shares of common stock and warrants to purchase 13,055,999 shares of common stock for gross proceeds of $14.1 million at a price per share of $1.08.

On March 18, 2020, the Company entered into certain Share Purchase Agreements with certain investors pursuant to which the Company issued 4,851,888 common stock for gross proceeds of $5.2 million at a price per share of $1.08.

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